Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: James Gallagher
Tel: 281.529.7979
022108.02
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE 4TH QUARTER AND YEAR END 2007
Carlyss, Louisiana, February 21, 2008 — Global Industries, Ltd. (Nasdaq: GLBL) announced revenues of $263.0 million for the fourth quarter of 2007 compared to $304.1 million in the fourth quarter of 2006. Net income was $32.9 million, or $0.28 per diluted share, for the fourth quarter of 2007 compared to $54.9 million, or $0.47 per diluted share, in the fourth quarter of 2006.
Revenues were $1.0 billion in fiscal year 2007 compared to $1.2 billion in fiscal year 2006. Gross profit was $272.7 million in fiscal year 2007 compared to $347.8 million in fiscal year 2006. Net income was $160.0 million in fiscal year 2007 compared to $199.7 in fiscal year 2006.
The decline in year-over-year results primarily arises from 2006 activities not continuing into 2007: post-hurricane construction work in the US Gulf of Mexico, two large Mexican projects and a $13.7 million pre-tax reduction in a litigation provision.
Higher revenues and income before taxes for the quarter and fiscal year ended December 31, 2007, resulting from the increased demand for our services in the Middle East, were more than offset by the non-availability of vessels in Asia Pacific and the delayed start up of a Nigerian project due to logistical and security issues. Income before taxes for the quarter and fiscal year ended December 31, 2007 also benefited from increased interest income on higher cash and cash equivalent balances.
Selling, general and administrative expenses for the quarter and fiscal year ended December 31, 2007 increased as we incurred additional administrative costs (approximately $6.0 million during the year) and incurred higher legal fees ($4.4 million during the year with respect to the previously disclosed internal investigation in West Africa), as we strengthened our systems and tools for future growth. During 2007, we added new or expanded offices and increased our presence in Brazil, West Africa, Saudi Arabia, U.A.E. and Singapore.
Net income for the quarter and fiscal year ended December 31, 2007 benefited from favorable tax settlements and a 5% decrease in our annual effective tax rate to 25.2%, resulting in a cumulative catch-up during the quarter.
During the fourth quarter of 2007, we booked $281.6 million of new work. Our record backlog of $713.6 million at December 31, 2007 represents a 56% increase over our backlog of $457.9 million at December 31, 2006.
During 2007 we committed approximately $300 million to implement our strategic initiatives and growth strategy of which approximately $61.8 million was spent on capital projects in 2007.

B.K. Chin, Chief Executive Officer of Global Industries, stated, “I am pleased with the overall financial results for the fourth quarter and year end 2007, especially the outstanding performance from Latin America, Middle East, and US Gulf of Mexico Subsea. I am also encouraged by our high backlog level, bidding activity and growth opportunities in all of the regions in which we participate. We are making good progress in the implementation of our growth strategy, and our visibility for 2008 and beyond continues to improve as we achieve high customer satisfaction”.
A conference call will be held at 9:00 a.m. Central Standard Time on February 21, 2008. Anyone wishing to listen to the conference call may dial 888.455.8368 (domestic) or 210.839.8890 (international) and request connection to the “Global Fourth Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until March 6, 2008.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. provides offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, SURF installation, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company’s results of operations and selected
	balance sheet amounts for the periods indicated
	Unaudited
	(in thousands, except earnings per share)
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$263,028	$304,086	$992,513	$1,234,849
Cost of operations	214,712	210,345	719,768	887,003

Gross profit	48,316	93,741	272,745	347,846
Loss on asset impairments	141	4,446	141	8,931
Reduction in litigation provision	—	—	—	(13,699)
Net gain on asset disposal	(2,903)	(3,270)	(4,220)	(6,395)
Selling, general and administrative expenses	22,498	22,543	81,275	71,109

Operating income	28,580	70,022	195,549	287,900

Other expense (income):
Interest expense	4,948	2,919	13,439	10,787
Other, net	(9,599)	(4,861)	(31,792)	(8,874)

Income before taxes	33,231	71,964	213,902	285,987
Income taxes	331	17,035	53,942	86,242

Net income	$32,900	$54,929	$159,960	$199,745

Earnings Per Common Share
Basic	$0.29	$0.47	$1.38	$1.73
Diluted	0.28	0.47	1.36	1.70

Weighted Average Common Shares Outstanding
Basic	115,044	116,186	116,137	115,632
Diluted	116,634	117,659	117,819	117,307

Other Data
Depreciation and amortization	$16,658	$17,915	$61,839	$66,363
Backlog at December 31, 2007 and 2006			713,555	457,856

	As of December 31,
	2007	2006
Selected Balance Sheet Amounts
Cash and cash equivalents	$723,450	$352,178
Working capital (including cash)	843,017	460,126
Total assets	1,589,798	1,070,997
Debt (including current portion)	394,300	73,260
Shareholders’ equity	853,592	725,565

	Set forth are the Company’s results of operations
	for the periods indicated
	Unaudited
	(in thousands)
	Quarter Ended		Twelve Months Ended
	December 31		December 31
Reportable Segments	2007	2006(1)	2007(1)	2006(1)
Total segment revenues
Gulf of Mexico OCD	$26,403	$41,023	$106,478	$189,778
Gulf of Mexico Subsea	32,683	35,334	150,407	152,169
Latin America	52,730	130,847	226,999	500,324
West Africa	30,775	55,672	184,651	191,363
Middle East	101,362	1,183	186,317	2,699
Asia Pacific/India	24,253	41,750	181,187	235,320

	268,206	305,809	1,036,039	1,271,653

Intersegment eliminations
Gulf of Mexico OCD	—	(1,457)	(7,726)	(10,792)
Gulf of Mexico Subsea	(4,356)	(266)	(17,867)	(24,794)
Latin America	(322)	—	(322)	(1,218)
West Africa	—	—	—	—
Middle East	(500)	—	(17,466)	—
Asia Pacific/India	—	—	(145)	—

	(5,178)	(1,723)	(43,526)	(36,804)

Consolidated revenues	$263,028	$304,086	$992,513	$1,234,849

Income (loss) before taxes
Gulf of Mexico OCD	$2,517	$10,805	$12,631	$48,494
Gulf of Mexico Subsea	11,454	13,302	59,849	59,415
Latin America	22,503	54,093	97,604	131,993
West Africa	(10,095)	503	(14,952)	25,605
Middle East	14,541	(257)	29,568	(4,125)
Asia Pacific/India	(13,719)	(5,943)	11,473	13,405
Corporate litigation provision	—	—	—	13,699
Corporate interest income (expense)	6,030	(539)	17,729	(2,499)

Consolidated income before taxes	$33,231	$71,964	$213,902	$285,987

(1)	Financial information in the above table reflects reorganized reportable segments which were aligned to the Company’s growth strategy and renewed focus on diving and underwater services (“subsea services”). This reorganization principally consisted of a geographical shift of India operations from the Middle East to Asia Pacific/India and corporate interest income is no longer allocated to the reportable segments.